EXHIBIT 99.1

[LOGO]

Contact: George Bernstein, CEO

(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

MANAGEMENT RESIGNATION

West Chester, PA, October 17, 2003 — Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, reported that Scott Clegg has announced his resignation as the Company’s Vice Chairman, President and Chief Operating Officer, effective as of October 31, 2003. Mr. Clegg has announced that he will be leaving the Company to pursue other interests. Following his resignation, Mr. Clegg will continue to provide consulting services to the Company through April 2004.

George Bernstein, the company’s CEO stated: “Nobel Learning Communities is losing one of its finest contributors and a man passionate about education and making our schools among the finest in the country. We wish Scott well in his new endeavors and appreciate all that he has done for the Company.”

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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